Exhibit (g)

RJ PRIVATE CREDIT INCOME FUND

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of the [ ] day of [ ], 2025, by and between RJ PRIVATE CREDIT INCOME FUND (the “Fund”), and CARILLON TOWER ADVISERS, INC. D/B/A RAYMOND JAMES INVESTMENT MANAGEMENT (the “Investment Manager”).

WHEREAS, the Fund is a closed-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), operating as an interval fund under the 1940 Act;

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Investment Manager to serve as investment adviser and the Investment Manager is willing to do so;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1.	General Provision.

The Fund hereby employs the Investment Manager and the Investment Manager hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. The Investment Manager shall, in all matters, give to the Fund and its Board of Trustees (the “Board” and each trustee of the Fund, a “Trustee” and collectively, the “Trustees”) the benefit of its judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to: (a) the provisions of the 1940 Act and any rules or regulations thereunder; (b) any other applicable provisions of state or federal law; (c) the provisions of the declaration of trust (“Declaration of Trust”) and by-laws (“By-Laws”) of the Fund as amended from time to time; (d) policies and determinations of the Board; (e) the fundamental policies and investment restrictions of the Fund as reflected in its registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and (f) the prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”) of the Fund in effect from time to time. The appropriate officers and employees of the Investment Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund.

2.	Investment Management.

(a) The Investment Manager shall, subject to the oversight of the Board,

(i)	determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)	execute, monitor and service the Fund investments;

(iv)	determine the securities and other assets that the Fund shall purchase, retain, or sell;

(v)	perform due diligence on prospective portfolio companies; and

(vi)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

(b) Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of Section 7(c) hereof, the Investment Manager may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c) To the extent permitted by applicable law, the Investment Manager may, from time to time with Board approval, appoint one or more sub-advisers, including, without limitation, affiliates of the Investment Manager, to perform investment advisory services with respect to the Fund (including, without limitation, those set forth Section 2(a) hereof), and may, in its sole discretion, terminate any or all such sub-advisers at any time to the extent permitted by applicable law.

(d) The Investment Manager shall have the authority to (i) enter into, on behalf of the Fund and as its adviser and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter), options on indices (listed and over-the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”), (ii) pledge and deliver cash, securities, commodities or other assets of the Fund as collateral security in connection with any Investment Instrument,

(iii) arrange financings and borrowing facilities for the Fund and (iv) otherwise act on behalf of the Fund in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments or other agreement or documentation.

(e) Provided that nothing herein shall be deemed to protect the Investment Manager from its willful misfeasance, lack of good faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement, the Investment Manager, each of its affiliates and all respective partners, members, directors, officers, trustees and employees and each person, if any, who within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls, is controlled by or is under common control with the Investment Manager (“Control Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates.

(f) The Fund shall indemnify and hold harmless the Investment Manager and each of its Control Persons (collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities or litigation (including, without limitation, reasonable attorneys’ fees and other expenses), to which such persons may become subject under the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Advisers Act, the Commodity Exchange Act, as amended, or any other statute, law, rule or regulation, arising out of or otherwise based upon the performance of any of the Investment Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 2(f), nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder). The parties agree that each Indemnified Party shall be a third-party beneficiary of the terms of this subparagraph (f).

(g) Nothing in this Agreement shall prevent the Investment Manager or any officer thereof from acting as investment adviser for any other person, firm or corporation and, subject to applicable law, shall not in any way limit or restrict the Investment Manager or any of its directors, officers or employees from buying, selling or trading any securities or other instruments for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Investment Manager of its duties and obligations under this Agreement and under the Advisers Act.

3.	Other Duties of the Investment Manager.

(a) The Investment Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Manager shall be deemed to include persons employed or otherwise retained by the Investment Manager to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Manager may desire.

(b) The Investment Manager shall also furnish such reports, evaluations, information or analyses to the Fund as the Board may request from time to time or as the Investment Manager may deem to be desirable. The Investment Manager shall make recommendations to the Board with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Investment Manager shall, subject to review by the Board, furnish such other services as the Investment Manager shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(c) The Fund will, from time to time, furnish or otherwise make available to the Investment Manager such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Investment Manager may reasonably require in order to discharge its duties and obligations hereunder. The Investment Manager shall, as agent, for the Fund, maintain the Fund’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the 1940 Act. All such records so maintained shall be the property of the Fund and, upon request therefore, the Investment Manager shall surrender to the Fund such of the records so requested; provided that the Investment Manager may, at its own expense, make and retain copies of any such records.

(d) The Investment Manager shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund who are also directors, officers or employees of the Investment Manager.

4.	Fund Expenses.

Except as otherwise provided in this Agreement or by law, the Investment Manager shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including, without limitation: organizational and offering expenses (including, without limitation, out-of-pocket expenses, but not overhead or cost of employee compensation of the Investment Manager); expenses for legal, compliance, tax, accounting and auditing services (including expenses of legal counsel or other advisors to the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund or the Investment Manager); taxes (including, without limitation, securities and commodities issuance and transfer taxes) and governmental fees (including, without limitation, fees payable by the Fund to Federal, State or other governmental agencies and associated filing costs); cost of technology directly incurred in connection with fund operations; dues and expenses incurred in connection with membership in investment company organizations (including, without limitation, membership dues of the Investment Company Institute); expenses incurred by the Investment Manager and payable to third parties, including agents, consultants and other advisors, in monitoring the financial and legal affairs of the Company, news and quotation subscriptions, and market and industry research; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; expenses incurred in arranging financings and borrowing facilities for the Fund; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements); costs of valuation service providers retained by the Fund or the Investment Manager; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); postage, freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund or the Investment Manager and of any other trustees or members of any advisory board or committee who are not employees of the Investment Manager or any corporate affiliate of the Investment Manager; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including, without limitation, insurance premiums on property or personnel (including, without limitation, officers and Trustees) of the Fund which inure to its benefit); interest; brokerage costs (including, without limitation, brokers’ commissions or transactions costs chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party); the Fund’s proportionate share of expenses related to co-investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisors (including the Investment Manager or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the costs associated with the Fund’s share repurchase program; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for the Fund; litigation and other extraordinary or non-recurring expenses (including, without limitation, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operations.

The Fund shall reimburse the Investment Manager or its affiliates for any expenses of the Fund as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Investment Manager or its affiliates on the Fund’s behalf) or as specifically agreed to by the Board. The Investment Manager shall keep and supply to the Fund reasonable records of all such expenses.

5.	Remuneration.

The Fund agrees to pay, and the Investment Manager agrees to accept, as full compensation for the services provided by the Investment Manager hereunder, a base management fee and an incentive fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Investment Manager or to the Investment Manager’s designee as the Investment Manager may otherwise direct.

(a)

Management Fee. The management fee is accrued daily and payable monthly in arrears at a rate equal to 0.75% on an annualized basis of the average daily value of the Fund’s net assets, subject to certain adjustments. “Net assets” means the total assets of the Fund minus the sum of the Fund’s accrued debts, liabilities and obligations.

(b)

Incentive Fee. The incentive fee is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus operating expenses accrued for the quarter (including the management fee and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees). Shareholders may be charged a fee on an income amount that is higher than the income shareholders may ultimately receive.

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding quarter, is compared to a “hurdle rate” of return of 1.50% per quarter (6.00% annualized).

The Fund will pay the Investment Manager an income based incentive fee quarterly in arrears with respect to its Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6.00% annualized);

•

100% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.667% per quarter (6.668% annualized). This portion of the Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.667% per quarter) is referred to as the “catch-up”; and

•	10% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.667% per quarter (6.668% annualized).

The fees that are payable under this Agreement for any partial period will be appropriately prorated.

6.	Use of Names.

The Fund agrees and consents that: (i) the names “Raymond James”, “Raymond James Investment Management” and “RJ” are proprietary to the Investment Manager (or one or more of its affiliates); (ii) it will only use the names “Raymond James”, “Raymond James Investment Management” and “RJ” as a component of its name and for no other purpose; (iii) it will not purport to grant to any third party the right to use the name for any other purpose; (iv) the Investment Manager, or one or more of its affiliates may use or grant to others the right to use the name “Raymond James”, “Raymond James Investment Management” or “RJ” as all or a portion of a corporate or business name or for any commercial purpose, including, without limitation, a grant of such right to any other investment company or other pooled vehicle; (v) upon termination of this Agreement, the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the names “Raymond James”, “Raymond James Investment Management” and “RJ” in the name of the Fund or otherwise.

7.	Portfolio Transactions and Brokerage.

(a) The Investment Manager is authorized, subject to the supervision and oversight of the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Fund’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Investment Manager may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Investment Manager shall be used only in transactions permissible under applicable laws, rules and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the policies adopted by the Fund. The Investment Manager, upon reasonable request of the Board, shall promptly provide the Board with copies of all agreements regarding brokerage arrangements related to the Fund.

(b) The Investment Manager shall enter into transactions and place orders for the purchase and sale of portfolio investments for the Fund’s account with brokers, dealers and/or other counterparties selected by the Investment Manager. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Investment Manager shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Investment Manager, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including, without limitation, price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Investment Manager and the Board, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the 1934 Act, and any Commission guidance issued thereunder) to the Investment Manager an amount of commission for effecting an investment transaction in the Fund that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Manager determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Investment Manager with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Investment Manager in connection with the Investment Manager’s services to other clients. The Investment Manager is responsible for obtaining a completed Form W-9 from any broker it selects to place orders for the Fund, and responsible for providing such to the Fund.

(c) On an ongoing basis, but not less often than annually, the Investment Manager shall review a written report prepared by the Fund’s Chief Compliance Officer, summarizing the considerations used for selecting brokers, dealers and other counterparties, if any, in the Investment Manager’s purchases and sales of portfolio investments and analysis regarding “best execution,” taking into account the Investment Manager’s best execution policy (provided that the Investment Manager shall not be required to weigh any particular factor on an equal basis), as well as any “soft dollar” or similar arrangements that the Investment Manager maintains with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to the Investment Manager by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of transactions for the Fund by the Investment Manager to the broker or dealer.

(d) On occasions when the Investment Manager deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Investment Manager, the Investment Manager, to the extent permitted by applicable laws and regulations (including, without limitation, any applicable exemptive orders or Commission guidance) and subject to the trade allocation procedures approved by the Board, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions or spreads and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Investment Manager in accordance with the approved procedures.

(e) The Investment Manager shall render reports to the Board as requested regarding commissions generated as a result of trades executed by the Investment Manager for the Fund, as well as information regarding third-party services, if any, received by the Investment Manager as a result of trading activity relating to the Fund with brokers and dealers.

8.	Duration and Termination.

This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a “majority of the outstanding voting securities” (as defined under the 1940 Act) of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board or by vote of a “majority of the outstanding voting securities” (as defined under the 1940 Act) of the Fund on 60 days’ written notice to the Investment Manager. This Agreement may be terminated by the Investment Manager at any time, without the payment of any penalty, upon 120 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment,” as such term is defined under the 1940 Act.

9.	Amendments.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board and Fund shareholders to the extent required by the 1940 Act.

10.	Disclaimer of Shareholder Liability.

The Investment Manager understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. The Investment Manager represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

11.	Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

12.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

13.	Governing Law, Jurisdiction, etc.

This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the State of Delaware shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

15.	Entire Agreement

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

16.	Survival

The provisions of Sections 2(e), 2(f), 5, 6, 10, 13 and 16 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

RJ PRIVATE CREDIT INCOME FUND

By:
Name:
Title

CARILLON TOWER ADVISERS, INC. D/B/A RAYMOND JAMES INVESTMENT MANAGEMENT

By:
Name:

[Signature page to the Investment Management Agreement]